Exhibit 99.1

Investor Update - March 15, 2011

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information for our consolidated and mainline operations. Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expense per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing unaudited information about fuel price movements and the impact of our hedging program on our financial results. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2010. Some of these risks include current economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our significant indebtedness, inability to meet cost reduction goals, terrorist attacks, seasonal fluctuations in our financial results, an aircraft accident, laws and regulations, and government fees and taxes. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

ALASKA AIRLINES - MAINLINE
February 2011 Statistics

	February 2011	Change Y-O-Y	QTD 2011	Change Y-O-Y
Capacity (ASMs in millions)	1,971	16.5%	4,102	14.3%
Traffic (RPMs in millions)	1,606	19.0%	3,312	17.3%
Revenue passengers (000s)	1,251	13.1%	2,566	12.1%
Load factor (a)	81.5%	1.7 pts	80.7%	2.1 pts
RASM (cents) (b)	12.01	1.1%	11.79	2.9%
Passenger RASM (cents) (b)	10.70	2.1%	10.50	3.9%
Economic fuel expense/gal.	$2.84	27.4%	$2.79	24.6%
(a) Percentage of available seats occupied by fare-paying passengers
(b) February 2011 RASM and Passenger RASM (PRASM) increases of 1.1% and 2.1%, respectively, are compared to RASM and PRASM gains of 16.7% and 13.1% in February 2010, respectively - among the highest RASM and PRASM gains in 2010.

Forecast Information

	Forecast Q1 2011	Change Y-O-Y	Forecast Full Year 2011	Change Y-O-Y
Capacity (ASMs in millions)	6,335	14%	26,400 - 26,600	8% - 9%
Cost per ASM excluding fuel and special items (cents) (a)	7.8 - 7.9	(6)% - (7)%	7.6	(3)%
Fuel Gallons (000,000)	83	15%	345	8%
Economic fuel cost per gallon (b)	$2.90	29%	(b)	(b)
(a) Our forecasts of mainline cost per ASM excluding fuel are based on forward-looking estimates, which will likely differ from actual results.
(b) Because of the volatility of fuel prices, actual amounts may differ significantly from our estimates. Our economic fuel cost per gallon estimate for the first quarter includes the following per-gallon assumptions: crude oil cost - $2.23 ($94 per barrel); refining margin - 65 cents; taxes and fees - 15 cents; benefit of settled hedges - 13 cents. Full-year estimates would not be meaningful at this time.

Changes in Advance Booked Load Factors (percentage of ASMs that are sold)

	March	April	May
Point Change Y-O-Y (a)	+3.0 pts	+3.0 pts	+4.0 pts
(a) Percentage point change compared to the same point in time last year.

AIR GROUP - CONSOLIDATED
February 2011 Statistics

	February 2011	Change Y-O-Y	QTD 2011	Change Y-O-Y
Capacity (ASMs in millions)	2,205	13.5%	4,599	11.8%
Traffic (RPMs in millions)	1,786	16.7%	3,680	15.3%
Revenue passengers (000s)	1,763	10.0%	3,616	9.3%
Load factor	81.0%	2.2 pts	80.0%	2.4 pts
RASM (cents)	13.25	2.3%	12.95	3.6%
Passenger RASM (cents)	11.97	2.6%	11.70	3.9%
Economic fuel expense/gallon	$2.84	27.4%	$2.80	24.2%

Forecast Information

	Forecast Q1 2011	Change Y-O-Y	Forecast Full Year 2011	Change Y-O-Y
Capacity (ASMs in millions)	7,055	11%	29,600 - 29,800	6.5% - 7.5%
Cost per ASM excluding fuel and special items (cents) (b)	8.7 - 8.9	(5)% - (7)%	8.45	(4)%
Fuel Gallons (000,000)	96	11%	395	5%
Economic fuel cost per gallon (b)	$2.90	29%	(b)	(b)
(a) Our forecast of cost per ASM excluding fuel is based on forward-looking estimates, which may differ from actual results.
(b) Because of the volatility of fuel prices, actual amounts may differ significantly from our estimates. Full-year estimates would not be meaningful at this time.

Changes in Advance Booked Load Factors (percentage of ASMs that are sold)

	March	April	May
Point Change Y-O-Y (a)	+3.0 pts	+4.0 pts	+4.0 pts
(a) Percentage point change compared to the same point in time last year.

Fleet Transition Charges
We currently expect to remove four CRJ-700 aircraft from our operations in the first quarter of 2011, two of which were retired in February. We expect to remove the remaining nine CRJ-700 aircraft in the second quarter. These aircraft will either be leased, subleased, or assigned to a third party. Depending on the ultimate disposition, we expect to record a charge of up to $3 million per aircraft as they are removed from operations. The charge for the first quarter is expected to be approximately $10 million. This charge is excluded from our unit cost forecast above.

Nonoperating Expense
We expect that our consolidated nonoperating expense will be approximately $16 million in the first quarter of 2011.

Share Repurchase
Through March 9, 2011, Air Group has repurchased 698,000 shares of its common stock for approximately $39.7 million under our existing $50 million repurchase program. The program expires in June 2011.

AIR GROUP - CONSOLIDATED (continued)

Cash and Share Count

(in millions)	February 28, 2011	December 31, 2010
Cash and marketable securities (a)	$1,011	$1,208
Common shares outstanding	36.119	35.924
(a) The decline in the cash balance from December 31, 2010 is due to the prepayment of long-term debt, aircraft delivery payments, normal semi-annual aircraft rent payments and incentive payouts.

Capital Expenditures
Total expected gross capital expenditures for 2011 and 2012 are as follows (in millions):

	2011	2012(a)
B737 aircraft-related	$205	$313
Q400 aircraft-related	125	2
Total aircraft-related	$330	$315
Non-aircraft	55	55
Total capital expenditures	$385	$370
(a) Preliminary estimate, subject to change

Firm Aircraft Commitments
The tables below reflect the current delivery schedules for firm aircraft as of February 28, 2011:

Aircraft	2011	2012	2013	2014	2015	Total
Boeing 737-800	-	6	3	1	2	12
Boeing 737-900ER	-	-	6	7	-	13
Bombardier Q400	6	-	-	-	-	6
Totals	6	6	9	8	2	31

In addition to the firm orders noted above, Air Group has options to acquire 42 additional B737 aircraft and 10 Q400 aircraft.

Projected Fleet Count

		Actual Fleet Count		Expected Fleet Activity
Aircraft	Seats	Dec. 31, 2010	Feb. 28, 2011	Remaining 2011 Changes	Dec. 31, 2011	2012 Changes	Dec. 31, 2012	2013 Changes	Dec. 31, 2013
737-400F (a)	-	1	1	-	1	-	1	-	1
737-400C (a)	72	5	5	-	5	-	5	-	5
737-400	144	24	24	-	24	(3)	21	-	21
737-700	124	17	17	-	17	-	17	-	17
737-800	157	55	58	-	58	6	64	3	67
737-900	172	12	12	-	12	-	12	-	12
737-900ER	178 - 184	-	-	-	-	-	-	6	6
Q400	76	41	43	5	48	-	48	-	48
CRJ-700	70	13	11	(11)	-	-	-	-	-
Totals		168	171	(6)	165	3	168	9	177
(a) F=Freighter; C=Combination freighter/passenger

AIR GROUP - CONSOLIDATED (continued)

Future Fuel Hedge Positions(a)
We use both call options on crude oil futures and swap instruments on LA Jet refining margins to hedge against price volatility of future jet fuel consumption. We have refining margin swaps in place for approximately 50% of our first quarter 2011 estimated jet fuel purchases at an average price of 37 cents per gallon and 39% of our second quarter 2011 estimated purchases at an average price of 55 cents per gallon. Our crude oil positions are as follows:

	Approximate % of Expected Fuel Requirements	Weighted-Average Crude Oil Price per Barrel	Average Premium Cost per Barrel
First Quarter 2011	50%	$87	$11
Second Quarter 2011	50%	$86	$10
Third Quarter 2011	50%	$86	$11
Fourth Quarter 2011	50%	$86	$11
Full Year 2011	50%	$86	$11
First Quarter 2012	50%	$88	$12
Second Quarter 2012	42%	$91	$13
Third Quarter 2012	37%	$92	$13
Fourth Quarter 2012	32%	$91	$13
Full Year 2012	40%	$90	$12
First Quarter 2013	21%	$88	$13
Second Quarter 2013	16%	$86	$14
Third Quarter 2013	11%	$89	$15
Fourth Quarter 2013	5%	$92	$14
Full Year 2013	13%	$88	$14
(a) All of our future positions are call options, which are designed to effectively cap the cost of the crude oil component of our jet fuel purchases. With call options, we benefit from a decline in crude oil prices, as there is no cash outlay other than the premiums we pay to enter into the contracts.

Fuel Price Sensitivity
Given our current fuel-hedge portfolio, the following table depicts the sensitivity of fuel prices under various crude oil and refining margin prices for the full year 2011:

		Crude Price per Barrel
		$70	$80	$90	$100	$110	$120
Refining Margin (cents per gallon)	30	$2.27	$2.50	$2.69	$2.82	$2.95	$3.07
	40	$2.35	$2.58	$2.77	$2.90	$3.03	$3.15
	50	$2.43	$2.65	$2.84	$2.98	$3.10	$3.22
	60	$2.51	$2.73	$2.92	$3.06	$3.18	$3.30
	70	$2.59	$2.81	$3.00	$3.14	$3.26	$3.38
	80	$2.67	$2.89	$3.08	$3.21	$3.34	$3.46